UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
March 9, 2007
(Date of Earliest Event Reported)
West Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-21771 (Commission File Number)	47-0777362 (I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)
Registrant’s telephone number, including area code: (402) 963-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. (e)
Compensation of Executive Officers
On March 9, 2007, West Corporation (the “Company”), or one of its affiliates as indicated below, amended its employment contracts with its executive officers consistent with its practice of annually amending such contracts. As part of the amended employment agreements, 2007 compensation and bonus opportunities were established for the executive officers. For purposes of these bonus opportunities, all net income objectives are based upon the operations of the Company or its affiliates and will not include the impact of net income derived from mergers or acquisitions unless specifically and individually approved by the Company’s Compensation Committee or otherwise specifically and individually included upon completion of such transaction, as applicable.
Thomas B. Barker, Chief Executive Officer
Thomas B. Barker is Chief Executive Officer of the Company. Mr. Barker’s 2007 base salary will be $850,000. Mr. Barker will be eligible to receive a quarterly performance bonus based on consolidated adjusted EBITDA growth for the Company in 2007. Adjusted EBITDA for each quarter will be compared to the same quarter in the previous year. Each $1 million increase in adjusted EBITDA above 2006 adjusted EBITDA will result in a bonus of $29,250, or $36,500 for each $1 million increase in adjusted EBITDA above a targeted amount. 75% of the quarterly bonus earned will be paid within thirty (30) days from the end of the quarter, and the remaining 25% will be paid within thirty (30) days of the final determination of 2007 adjusted EBITDA. Mr. Barker also is eligible to receive an additional bonus at the discretion of the Company’s management, based on the Company’s and his individual performance.
Nancee R. Berger, President and Chief Operating Officer
Nancee R. Berger is President and Chief Operating Officer of the Company. Ms. Berger’s 2007 base salary will be $550,000. Ms. Berger will be eligible to receive a quarterly performance bonus based on adjusted EBITDA growth for the Company in 2007. Adjusted EBITDA for each quarter will be compared to the same quarter in the previous year. Each $1 million increase in adjusted EBITDA above 2006 adjusted EBITDA will result in a bonus of $17,000, or $21,250 for each $1 million increase in adjusted EBITDA above a targeted amount. 75% of the quarterly bonus earned will be paid within thirty (30) days from the end of the quarter, and the remaining 25% will be paid within thirty (30) days of the final determination of 2007 adjusted EBITDA. Ms. Berger also is eligible to receive an additional bonus at the discretion of the Company’s management, based on the Company’s and her individual performance.
Joseph S. Etzler, President of Intercall, Inc.
Joseph S. Etzler is President of Intercall, Inc. (“Intercall”). Mr. Etzler’s 2007 base salary will be $475,000. Mr. Etzler’s bonus opportunities include a bonus based on Intercall’s profitability, with a target bonus of $350,000 for the full year and a maximum profitability bonus of $550,000 for the full year. This profitability bonus is calculated based on cumulative net operating income before corporate allocations and cumulative revenue for each quarter, compared to budgeted net operating income before corporate allocations and revenue for the same period. 75% of year-to-date bonuses will be paid on a quarterly basis within thirty (30) days from the end of each quarter, and the remaining 25% will be paid within thirty (30) days of the final determination of 2007 revenue and net operating income. Mr. Etzler also is eligible to receive an additional bonus of up to $100,000 for reducing Intercall’s days sales outstanding below specified targets. Additionally, a one-time bonus of $100,000 will be available if the Company achieves its 2007 adjusted EBITDA objective. Mr. Etzler also is eligible to receive an additional bonus at the discretion of the Company’s executive management, based on his individual performance.

Paul M. Mendlik, Chief Financial Officer and Treasurer
Paul M. Mendlik is Chief Financial Officer and Treasurer of the Company. Mr. Mendlik’s 2007 base salary will be $400,000. Mr. Mendlik will be eligible to receive a quarterly performance bonus based on consolidated adjusted EBITDA growth for the Company in 2007. Adjusted EBITDA for each quarter will be compared to the same quarter in the previous year. Each $1 million increase in adjusted EBITDA above 2006 adjusted EBITDA will result in a bonus of $7,600, or $9,500 for each $1 million increase in adjusted EBITDA above a targeted amount. 75% of the quarterly bonus earned will be paid within thirty (30) days from the end of the quarter, and the remaining 25% will be paid following the end of the year. Mr. Mendlik also is eligible to receive an additional bonus at the discretion of the Company’s management, based on the Company’s and his individual performance.
Steven M. Stangl, President of West Communication Services
Steven M. Stangl is President of West Communications Services, which consists of West Telemarketing, LP, West Business Services, LP, West Interactive Corporation and West Direct, Inc. Mr. Stangl’s 2007 base salary will be $400,000. Mr. Stangl will also be eligible to earn up to $350,000 for achieving a net operating income before corporate allocations objective for West Communications Services. Up to $65,625 of this bonus will be available to be paid quarterly, within thirty (30) days after the quarter ends, except for the fourth quarter and annual true-up amounts, which will be paid no later than February 28, 2008. Each $1 million increase in net operating income before corporate allocations above his plan objective will result in an additional bonus equal to .02 times the excess of the plan objective. In addition, if the Company achieves its 2007 adjusted EBITDA objective, Mr. Stangl will be eligible to receive a one-time bonus of $100,000. Mr. Stangl also is eligible to receive an additional bonus at the discretion of the Company’s executive management, based on his individual performance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: March 9, 2007	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer